EXHIBIT 5.1

[AKIN GUMP LOGO]

July 29, 2004

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, California 92610

Re:	The Wet Seal, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to The Wet Seal, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the selling securityholders listed in the Registration Statement (the “Selling Securityholders”) of (i) 6,026,500 shares (the “Private Placement Shares”) of the Company’s common stock, par value $0.10 per share (the “Common Stock”), issued by the Company pursuant to the terms of that certain Securities Purchase Agreement, dated as of June 29, 2004, by and among the Company and the Selling Securityholders (the “Purchase Agreement”) and (ii) 2,109,275 shares of Common Stock (the “Warrant Shares”) underlying warrants (the “Warrants”) issued pursuant to the Purchase Agreement.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement relating to the Shares has become effective under the Securities Act, when sold and delivered as described in the Registration Statement: (i) the Private Placement Shares will be duly authorized and validly issued and are fully paid and non-assessable and (ii) the Warrant Shares, when issued and paid for in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the State of New York and the General Corporation Law of the State of Delaware.

B.	This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    AKIN GUMP STRAUSS HAUER & FELD LLP